Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267258

Prospectus Supplement No. 1 to Prospectus dated February 2, 2023

Asset Entities Inc.

1,500,000 shares of Class B Common Stock

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) relates to the Prospectus of Asset Entities Inc. (“we,” “us,” or “our”), dated February 2, 2023 (the “Prospectus”), filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-267258). Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 1 is being filed to include the information in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on February 21, 2023.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

We have two classes of authorized common stock, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion. Each share of Class A Common Stock is entitled to ten votes per share and is convertible into one share of Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share.

As of the date of this Prospectus Supplement No. 1, Asset Entities Holdings, LLC, the holder of our outstanding Class A Common Stock, held approximately 94.1% of the voting power of our outstanding capital stock and is therefore our controlling stockholder. In addition, the officers and managers of Asset Entities Holdings, LLC, all of whom are also some of our officers and directors, have controlling voting power in the Company by collectively controlling approximately 95.7% of all voting rights. As a result, we will be a “controlled company” under Nasdaq’s rules, although we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq. For further discussion see the Prospectus under section “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Common Stock—As a ‘controlled company’ under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.”

Our shares of Class B Common Stock are traded under the symbol “ASST” on the Nasdaq Capital Market. On February 17, 2023, the closing price of our shares of Class B Common Stock on the Nasdaq Capital Market was $1.74.

We are an “emerging growth company” under applicable federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings. For further discussion see the Prospectus under section “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Common Stock—We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is February 21, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2023

ASSET ENTITIES INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41612	88-1293236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Crescent Ct, 7th Floor, Dallas, TX	75201
(Address of principal executive offices)	(Zip Code)

(214) 459-3117
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.0001 par value per share	ASST	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On February 14, 2023, the Company issued a press release announcing an online marketing campaign for “AE.360.DDM,” its suite of services for the design, development and management of Discord community servers. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release dated February 14, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2023	ASSET ENTITIES INC.

/s/ Arshia Sarkhani
Name: Arshia Sarkhani
Title: Chief Executive Officer and President

Exhibit 99.1

Asset Entities Targets Discord’s 150 Million Monthly User Platform with the Launch of AE.360.DDM; Asset Entities Tops 265,000 Users on the $15 Billion Discord Social Media Platform

Dallas, TX, February 14, 2023 (GLOBE NEWSWIRE) – Asset Entities Inc. (NASDAQ:ASST), a provider of digital marketing and content delivery services across Discord and other social media platforms, announced the launch of an online marketing campaign for its suite of services for the Design, Development and Management (DDM) of Discord community servers, AE.360.DDM.

AE.360.DDM builds upon the company’s digital marketing and content delivery services that it provides to businesses and celebrities across Discord and other social media platforms. The launch of the new marketing campaign for AE.360.DDM follows the development and pilot deployment of AE.360.DDM for a select group of customers last year.

AE.360.DDM addresses significant opportunities presented by Discord, which according to Discord’s website has more than 150 million monthly active users and is reported by Pitchbook to have a valuation of nearly $15 billion.

Asset Entities has become a leader in the Discord space with more than 265,000 members across its own Discord communities. Asset Entities owns and operates several large and active Discord servers primarily focused on investment and real estate education and entertainment. Asset Entities also delivers consumer-engaging content and marketing campaigns across YouTube, Twitter, Instagram, TikTok, and other major social media platforms.

Discord ties together and augments other major social media platforms and websites. Users can communicate with voice and video calls, texting, media and file sharing in private chats or through the community servers. Discord facilitates casual, free-flowing conversations around a multitude of topics, from business, finance and investments to video games, sports, music and more. Server owners can also generate revenue through paid subscriptions for special features and exclusive content.

Asset Entities addresses the growing market of social media management, which is expected by Research and Markets to grow at a 24.3% compound annual growth rate to reach $63.7 billion by 2028. By 2025, social commerce is expected to account for 17% of all e-commerce spending.

To learn about the AE.360.DDM suite of services, go to ae360ddm.com.

About Asset Entities

Asset Entities Inc. is a technology company providing social media marketing, management and content delivery across Discord, TikTok, Instagram, Twitter, and YouTube and other social media platforms. Asset Entities is believed to be the first publicly-traded company based on the Discord platform, where it hosts some of Discord’s largest social community-based education and entertainment servers.

The company’s AE.360.DDM suite of services is believed to be the first of its kind for the Design, Development and Management of Discord community servers. Asset Entities’ initial AE.360.DDM customers have included businesses and celebrities.

The company’s Social Influencer Network (SiN) service offers white-label marketing, content creation, content management, TikTok promotions, and TikTok consulting to clients in all industries and markets. The company’s SiN influencers can increase the social media reach of client Discord servers and drives traffic to their businesses.

Learn more at assetentities.com, and follow the company on Twitter at $ASST and @assetentities.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements. In addition, from time to time, representatives of the Company may make forward-looking statements orally or in writing. These forward-looking statements are based on expectations and projections about future events, which are derived from the information currently available to the Asset Entities, Inc. (the “Company”). Such forward-looking statements relate to future events or the Company’s future performance, including its financial performance and projections, growth in revenue and earnings, and business prospects and opportunities. Forward-looking statements can be identified by those statement that are not historical in nature, particularly those that use terminology such as "may," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "hopes" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: (i) the Company’s limited operating history; (ii) the Company’s ability to introduce new products and services; (iii) regulatory and compliance requirements; (iv) the effect of the COVID-19 pandemic on the Company and its current or intended markets; and (v) other risks and uncertainties described herein, as well as those risks and uncertainties that are described more fully in the section titled “Risk Factors” in the final prospectus related to the initial public offering filed with the SEC and other reports filed with the SEC thereafter. These and other factors may cause the Company’s actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake any responsibility to update the forward-looking statements in this release, except in accordance with applicable law.

Company Contacts:

Arshia Sarkhani, President and Chief Executive Officer

Michael Gaubert, Executive Chairman

Asset Entities Inc.

Tel +1 (214) 459-3117

Email Contact

Investor Contact:

Ron Both

CMA Investor Relations

Tel +1 (949) 432-7566

Email contact

Media Contact:

Tim Randall

CMA Media Relations

Tel +1 (949) 432-7572

Email contact